UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2018

NATIONAL HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12629 (Commission File Number)	36-4128138 (IRS Employer Identification No.)

200 Vesey Street, 25th Floor, New York, NY 10281

(Address of Principal Executive Offices)

(212) 417-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2018, National Holdings Corporation (the “Company”) entered into an agreement (the “Agreement”) with B. Riley Financial, Inc. (“B. Riley”) in connection with B. Riley’s entry into a Stock Purchase Agreement with FBIO Acquisition, Inc. (“FBIO”) for the acquisition of the 7,037,482 shares of common stock of the Company held by FBIO (the “FBIO Sale”). Pursuant to the Agreement, B. Riley agreed to certain customary standstill provisions, effective as of the date of the Agreement through December 31, 2021 (the “Standstill Period”), prohibiting B. Riley and any of its affiliates or associates, directly or indirectly, from among other things: (i) acquiring, agreeing to acquire or otherwise seeking to acquire any beneficial interest in the Company’s share capital or any of its material assets other than (x) the FBIO Sale and (y) pursuant to B. Riley’s pro rata participation rights described in the Agreement; (ii) making a take-over bid, tender offer or exchange offer for all or any part of the Company’s share capital; (iii) announcing, or taking any action which would require the announcement of, any proposals by B. Riley for any business combination or any other similar transaction involving the securities of the Company or its material assets or businesses; (iv) soliciting proxies with respect to any securities of the Company or otherwise influencing any shareholders of the Company for any action or transaction; (v) requesting that the Board expand or reduce the number of directors or the number of Board designees nominated by otherwise designated by B. Riley; (vi) take any other action that would constitute a “business combination” for purposes of Section 203 of the Delaware General Corporation Law (including any successor statute thereto) (“Section 203”) (other than any transactions covered by Section 203(c)(3)(v) of the Delaware General Corporation Law that are in the ordinary course of business operations of the Company); (vii) make any public announcement with respect to any of the foregoing, except as, and solely to the extent, legally required or compelled (and provided that the reason for any such required announcement is not the result of any action taken by B. Riley) or (viii) contest the validity of the standstill terms of the Agreement or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions of such standstill terms.

Pursuant to the Agreement, Company granted to B. Riley the right to appoint B. Riley representatives to attend meetings of the Company’s Board of Directors (the “Board”) and any committee thereof in a non-voting observer capacity as follows: Upon the acquisition by a subsidiary of B. Riley of 3,010,054 shares of the Company’s common stock directly from FBIO, B. Riley will be entitled to one board observer, who is expected to be Bryant Riley. In connection with the final closing of the FBIO Sale, B. Riley will be entitled to a second board observer. If B. Riley’s beneficial ownership of the Company’s common stock is reduced to below 24%, its rights to designate board observers will be reduced to one board observer, and if B. Riley’s beneficial ownership of the Company’s common stock is reduced to below 5%, its rights to designate board observers will cease.

The Agreement further permits B. Riley to participate pro rata in any bona fide common stock equity offering of the Company (including the offering of any securities convertible into common stock) if the offering price of the Company’s common stock in such offering is equal to or less than $3.25 per share, as adjusted for stock splits, stock dividends, stock combinations and similar events, subject to certain exceptions. This participation right will end upon the earlier of (x) the end of the Standstill Period and (y) a change in control of the Company, as defined in the Agreement.

The Agreement also contains non-solicitation terms that prohibit either the Company or B. Riley, or any of their respective affiliates, associates and related parties, from hiring any executive officer or member of senior management of the other party during the Standstill Period, subject to certain exceptions.

In connection with the Agreement, the Board waived the applicability of Section 203 of the Delaware General Corporation Law to B. Riley in connection with the FBIO Sale.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description

10.1	Agreement between the Registrant and B. Riley Financial, Inc. dated November 14, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	NATIONAL HOLDINGS CORPORATION (Registrant)
November 20, 2018

	By:	/s/ Michael Mullen
	Name:	Michael Mullen
	Title:	Chief Executive Officer